Exhibit 99.1

Vroom Reports Second Quarter 2021 Results

Vroom Delivers Record Ecommerce Units and Gross Profit

Ecommerce Unit Sales Up 172% YoY

Ecommerce Gross Profit Up 588% YoY

NEW YORK – August 11, 2021 – Vroom, Inc. (Nasdaq:VRM), a leading ecommerce platform for buying and selling used vehicles, today announced financial results for the second quarter ended June 30, 2021 (“Q2 2021”).

HIGHLIGHTS OF SECOND QUARTER 2021

•	18,268 ecommerce units sold, up 172% YoY

•	Ecommerce revenue of $579.7 million, up 230% YoY

•	Ecommerce gross profit of $49.6 million, up 588% YoY

•	Convertible Note offering provided over $600.0 million of additional liquidity

Paul Hennessy, Chief Executive Officer of Vroom, commented:

“Vroom had an outstanding second quarter. We drove strong expansion in units and gross profit per unit. Ecommerce gross profit per unit continued its upward trajectory, growing $664 (+32%) quarter over quarter, as we continue to execute against our expansion plans in a favorable yet dynamic pricing environment. Our ecommerce units accelerated as our offering to consumers continues to resonate. Moving forward, we intend to continue to scale our capacity and efficiency ahead of growing demand with investments across our business, particularly in logistics, where we are ahead of schedule compared to our initial targets. We will also continue to strive for a frictionless ecommerce checkout experience to drive a compelling customer proposition and improved unit economics over time.”

SECOND QUARTER 2021 FINANCIAL DISCUSSION

All financial comparisons are on a year-over-year basis unless otherwise noted.

Ecommerce Results

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change	% Change	2021	2020	Change	% Change

	(in thousands, except unit data and average days to sale)				(in thousands, except unit data and average days to sale)
Ecommerce units sold	18,268	6,713	11,555	172.1%	33,772	14,643	19,129	130.6%
Ecommerce revenue:
Vehicle revenue	$559,010	$170,460	$388,550	227.9%	$967,324	$396,065	$571,259	144.2%
Product revenue	20,653	5,108	15,545	304.3%	34,647	12,675	21,972	173.3%
Total ecommerce revenue	$579,663	$175,568	$404,095	230.2%	$1,001,971	$408,740	$593,231	145.1%
Ecommerce gross profit:
Vehicle gross profit	$28,985	$2,111	$26,874	1,273.0%	$46,828	$8,811	$38,017	431.5%
Product gross profit	20,653	5,108	15,545	304.3%	34,647	12,675	21,972	173.3%
Total ecommerce gross profit	$49,638	$7,219	$42,419	587.6%	$81,475	$21,486	$59,989	279.2%
Average vehicle selling price per ecommerce unit	$30,601	$25,393	$5,208	20.5%	$28,643	$27,048	$1,595	5.9%
Gross profit per ecommerce unit:
Vehicle gross profit per ecommerce unit	$1,587	$314	$1,273	405.4%	$1,387	$602	$785	130.4%
Product gross profit per ecommerce unit	1,131	761	370	48.6%	1,026	866	160	18.5%
Total gross profit per ecommerce unit	$2,718	$1,075	$1,643	152.8%	$2,413	$1,468	$945	64.4%
Ecommerce average days to sale	68	66	2	3.0%	76	67	9	13.4%

Ecommerce Units

Ecommerce units sold increased 172.1% to 18,268 driven by higher inventory levels, increased marketing spend, increased consumer demand as a result of the popularity of our business model, strong market demand for used vehicles, and further process improvements in our ecommerce platform. Average monthly unique visitors to our platform increased 75.0% to 1,749,480.

Ecommerce Revenue

Ecommerce revenue increased 230.2% to $579.7 million.

•

Ecommerce Vehicle revenue increased 227.9% to $559.0 million. The increase in ecommerce Vehicle revenue was primarily attributable to the increase in ecommerce units sold as well as an increase in the average selling price per unit, which increased from $25,393 to $30,601.

•

Ecommerce Product revenue increased 304.3% to $20.7 million. The increase in ecommerce Product revenue was primarily attributable to the increase in ecommerce units sold as well as an increase in ecommerce Product revenue per unit, which increased from $761 to $1,131 per unit.

Ecommerce Gross Profit

Ecommerce gross profit increased 587.6% to $49.6 million.

•

Ecommerce Vehicle gross profit increased to $28.9 million. The increase in ecommerce Vehicle gross profit was primarily due to a $1,273 increase in ecommerce Vehicle gross profit per unit to $1,587 as well as an increase in ecommerce units sold.

•

Ecommerce Product gross profit increased 304.3% to $ 20.7 million. The increase in ecommerce Product gross profit was primarily attributable to the increase in ecommerce units sold as well as an increase in ecommerce Product gross profit per unit, which increased from $761 to $1,131 per unit.

Ecommerce Gross Profit per Unit

Ecommerce gross profit per unit increased 152.8% to $2,718.

•

Ecommerce Vehicle gross profit per unit increased 405.4% to $1,587, primarily driven by higher sales margins and improvements in reconditioning and inbound logistics costs, partially offset by a higher inventory reserve as a result of an increase in inventory levels. Strong sales margin per unit was partially driven by a record retail pricing environment during the second quarter of 2021 as well as an increase in vehicles sourced directly from consumers and further improvements in our pricing methodologies. Additionally, in the second quarter of 2020, our sales margin was negatively impacted by a strategic decision to reduce vehicle pricing in order to sell pre-COVID-19 inventory. Based on data from Cox Automotive, retail prices are expected to peak in the third quarter and begin to gradually return to normal market conditions and vehicle depreciation during the second half of 2021.

•	Ecommerce Product gross profit per unit increased 48.6% to $1,131, primarily driven by higher attachment rates and an increase in the average loan size as a result of higher ASP.

Results by Segment

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020 (1)	Change	% Change	2021	2020 (1)	Change	% Change

	(in thousands, except unit data)				(in thousands, except unit data)
Units:
Ecommerce	18,268	6,713	11,555	172.1%	33,772	14,643	19,129	130.6%
Wholesale	10,020	3,259	6,761	207.5%	18,661	7,944	10,717	134.9%
TDA	1,583	1,110	473	42.6%	3,358	4,145	(787)	(19.0)%
Total units	29,871	11,082	18,789	169.5%	55,791	26,732	29,059	108.7%

Revenue:
Ecommerce	$579,663	$175,568	$404,095	230.2%	$1,001,971	$408,740	$593,231	145.1%
Wholesale	128,108	50,921	77,187	151.6%	246,132	106,497	139,635	131.1%
TDA	50,759	26,318	24,441	92.9%	98,346	112,902	(14,556)	(12.9)%
All Other (2)	3,360	286	3,074	1,074.8%	6,559	726	5,833	803.4%
Total revenue	$761,890	$253,093	$508,797	201.0%	$1,353,008	$628,865	$724,143	115.2%
Gross profit (loss):
Ecommerce	$49,638	$7,219	$42,419	587.6%	$81,475	$21,486	$59,989	279.2%
Wholesale	8,516	(543)	9,059	1,668.3%	8,234	(1,838)	10,072	548.0%
TDA	3,148	864	2,284	264.4%	5,939	6,124	(185)	(3.0)%
All Other (2)	1,826	67	1,759	2,625.4%	3,656	222	3,434	1,546.8%
Total gross profit	$63,128	$7,607	$55,521	729.9%	$99,304	$25,994	$73,310	282.0%
Gross profit (loss) per unit (3):
Ecommerce	$2,718	$1,075	$1,643	152.8%	$2,413	$1,468	$945	64.4%
Wholesale	$850	$(167)	$1,017	609.0%	$441	$(231)	$672	290.9%
TDA	$1,988	$778	$1,210	155.5%	$1,768	$1,477	$291	19.7%

(1)	We reclassified other revenue and gross profit related to the vehicle repair service at TDA from the TDA reportable segment to the “All Other” category to conform to current year presentation.
(2)	All Other revenues and gross profit consist of the CarStory business and vehicle repair services at TDA.
(3)	Gross profit per unit metrics exclude the CarStory business and vehicle repair services at TDA.

Total Units

Total units sold increased 169.5% to 29,871.

•	Ecommerce units sold increased 172.1% to 18,268, as discussed above.

•

Wholesale units sold increased 207.5% to 10,020, primarily driven by an increase of wholesale grade units purchased from consumers, an increase in the number of trade-in vehicles as a result of the increase in number of ecommerce units sold and strong wholesale market demand for used vehicles.

•

TDA units sold increased 42.6% to 1,583. Despite strong market demand for used vehicles, TDA unit sales continue to be negatively impacted by reduced inventory at the TDA location as the ecommerce business continues to scale. TDA units sold were negatively impacted during the second quarter of 2020 as a result of a significant reduction in foot traffic due to the COVID-19 pandemic.

Total Revenue

Total revenue increased 201.0% to $761.9 million.

•	Ecommerce revenue increased 230.2% to $579.7 million, as discussed above.

•

Wholesale revenue increased 151.6% to $128.1 million. The increase in wholesale revenue was primarily attributable to the increase in wholesale units sold, partially offset by a lower average selling price per unit, which decreased from $15,625 to $12,785. The higher average selling price per unit in the second quarter of 2020 was primarily driven by the sale of retail vehicles through wholesale channels to reduce our inventory levels at the start of the COVID-19 pandemic.

•	TDA revenue increased 92.9% to $50.8 million, primarily due to a higher average selling price per unit, which increased from $23,144 to $31,021 as well as the increase in TDA units sold.

Total Gross Profit (Loss)

Total gross profit increased 729.9% to $63.1 million.

•	Ecommerce gross profit increased 588% to $49.6 million, as discussed above.

•

Wholesale gross profit increased to $8.5 million. Wholesale gross profit increased primarily due to a higher gross profit per unit, which increased from gross loss per unit of $(167) to gross profit per unit of $850.

•	TDA gross profit increased 264.4% to $3.1 million. TDA gross profit increased primarily due to an increase in TDA gross profit per unit of $1,210 as well as an increase in TDA units sold.

Gross Profit (Loss) per Unit

•	Ecommerce gross profit per unit increased 152.8% to $2,718, as discussed above.

•

Wholesale gross profit per unit increased 609.0% to $850 as a result of favorable wholesale market conditions. Additionally, in the second quarter of 2020, our sales margin was negatively impacted by the sale of retail vehicles through wholesale channels to reduce our inventory levels at the start of the COVID-19 pandemic. Based on data from Cox Automotive, wholesale prices appear to have reached their peak in June and are expected to begin to gradually return to normal market conditions and vehicle depreciation during the second half of 2021.

•

TDA gross profit per unit increased 155.5% to $1,988 driven primarily by higher sales margin and improvements in reconditioning and inbound logistics costs, partially offset by a higher inventory reserve as a result of an increase in inventory levels. Strong sales margin per unit was partially driven by a record retail pricing environment during the second quarter of 2021 as well as an increase in vehicles sourced directly from consumers and further improvements in our pricing methodologies. Additionally, in the second quarter of 2020, our sales margin was negatively impacted by a strategic decision to reduce vehicle pricing in order to sell pre-COVID-19 inventory. Based on data from Cox Automotive, retail prices are expected to peak in the third quarter and begin to gradually return to normal market conditions and vehicle depreciation during the second half of 2021.

SG&A

	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change	% Change	2021	2020	Change	% Change

	(in thousands)				(in thousands)
Compensation & benefits	$51,811	$20,618	$31,193	151.3%	$91,681	$40,940	$50,741	123.9%
Marketing expense	23,495	11,573	11,922	103.0%	53,053	29,488	23,565	79.9%
Outbound logistics	20,153	5,470	14,683	268.4%	35,271	11,261	24,010	213.2%
Occupancy and related costs	4,042	2,267	1,775	78.3%	7,964	4,964	3,000	60.4%
Professional fees	4,259	1,465	2,794	190.7%	8,257	3,924	4,333	110.4%
Other	20,138	6,518	13,620	209.0%	36,538	15,714	20,824	132.5%
Total selling, general & administrative expenses	$123,898	$47,911	$75,987	158.6%	$232,764	$106,291	$126,473	119.0%

Selling, general and administrative expenses increased 158.6% to $123.9 million. The increase was primarily due to:

•

$31.2 million increase in compensation and benefits due to an increase in headcount, an increase in variable fees for third-party sales and sales support providers as a result of an increase in units sold, as well as a $1.3 million increase in stock-based compensation to $5.4 million;

•

$14.7 million increase in outbound logistics costs partially attributable to the growth in ecommerce units sold, which increased outbound logistics costs by $9.4 million, and increases in market rates of logistics providers, which increased outbound logistics costs by $5.3 million;

•

$13.6 million increase in other selling, general and administrative expenses primarily related to volume-based fees for software licenses and other variable expenses as our business continues to scale as well as additional insurance costs associated with being a publicly traded company and growing inventory; and

•	$11.9 million increase in marketing expense as we expanded our national broad-reach brand advertising and increased performance and online marketing as we continue to grow our listed inventory.

We expect selling, general and administrative expenses to increase in the future as we scale our business and sell more ecommerce units. We also expect to incur increased selling, general and administrative expenses as we continue to invest in and improve our customer experience, invest in expanding our proprietary logistics and reconditioning networks, and explore a variety of strategies for a proprietary lending operation.

Loss from Operations and Net Loss

Loss from operations  increased 54.2% to $ 63.8 million. Net loss increased 4.1% to $ 65.8 million.

Non-GAAP Financial Measures

In addition to our results determined in accordance with U.S. GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance: EBITDA, Adjusted EBITDA, Adjusted loss from operations, Non-GAAP net loss, Non-GAAP net loss per share and Non-GAAP net loss per share, as adjusted. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with U.S. GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with other operating and financial performance measures presented in accordance with U.S. GAAP. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. We have reconciled all non-GAAP financial measures with the most directly comparable U.S. GAAP financial measures.

EBITDA, Adjusted EBITDA, Adjusted loss from operations, Non-GAAP net loss, Non-GAAP net loss per share and Non-GAAP net loss per share, as adjusted are supplemental performance measures that our management uses to assess our operating performance and the operating leverage in our business. Because EBITDA, Adjusted EBITDA, Adjusted loss from operations, Non-GAAP net loss, Non-GAAP net loss per share and Non-GAAP net loss per share, as adjusted, facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.

EBITDA and Adjusted EBITDA

We calculate EBITDA as net loss before interest expense, interest income, income tax expense and depreciation and amortization expense and we calculate Adjusted EBITDA as EBITDA adjusted to exclude the one-time, IPO related acceleration of non-cash stock-based compensation expense and the one-time, IPO related non-cash revaluation of a preferred stock warrant. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net loss, which is the most directly comparable U.S. GAAP measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

	(in thousands)		(in thousands)
Net loss	$(65,807)	$(63,228)	$(142,996)	$(104,287)
Adjusted to exclude the following:
Interest expense	3,880	1,297	7,692	4,123
Interest income	(2,062)	(715)	(4,358)	(2,671)
Provision for income taxes	194	52	350	105
Depreciation and amortization expense	3,122	1,089	6,028	2,059
EBITDA	$(60,673)	$(61,505)	$(133,284)	$(100,671)
One-time IPO related acceleration of non-cash stock-based compensation	—	1,262	—	1,262
One-time IPO related non-cash revaluation of preferred stock warrant	—	21,260	—	20,470
Adjusted EBITDA	$(60,673)	$(38,983)	$(133,284)	$(78,939)

Adjusted loss from Operations

We calculate Adjusted loss from operations as loss from operations adjusted to exclude the one-time, IPO related acceleration of non-cash stock-based compensation expense. The following table presents a reconciliation of Adjusted loss from operations to loss from operations, which is the most directly comparable U.S. GAAP measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Loss from operations	$(63,828)	$(41,387)	$(139,360)	$(82,346)
Add: One-time IPO related acceleration of non-cash stock based compensation	—	1,262	—	1,262
Adjusted loss from operations	$(63,828)	$(40,125)	$(139,360)	$(81,084)

Non-GAAP net loss, Non-GAAP net loss per share and Non-GAAP net loss per share, as adjusted

We calculate Non-GAAP net loss as net loss adjusted to exclude the one-time, IPO related acceleration of non-cash stock-based compensation expense and the one-time, IPO related non-cash revaluation of a preferred stock warrant. We calculate Non-GAAP net loss per share as Non-GAAP net loss divided by weighted average number of shares outstanding.  The following table presents a reconciliation of Non-GAAP net loss and Non-GAAP net loss per share to net loss and net loss per share, which are the most directly comparable U.S. GAAP measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands, except share and per share amounts)
Net loss	$(65,807)	$(63,228)	$(142,996)	$(104,287)
Net loss attributable to common stockholders	$(65,807)	$(63,228)	$(142,996)	$(104,287)
Add: One-time IPO related acceleration of non-cash stock based compensation	—	1,262	—	1,262
Add: One-time IPO related non-cash revaluation of preferred stock warrant	—	21,260	—	20,470
Non-GAAP net loss	$(65,807)	$(40,706)	$(142,996)	$(82,555)

Weighted-average number of shares outstanding used to compute net loss per share, basic and diluted	136,507,177	31,599,497	136,002,344	20,035,476

Net loss per share, basic and diluted	$(0.48)	$(2.00)	$(1.05)	$(5.21)
Impact of one-time IPO related acceleration of non-cash stock based compensation	—	0.04	—	0.07
Impact of one-time IPO related non-cash revaluation of preferred stock warrant	—	0.67	—	1.02
Non-GAAP net loss per share, basic and diluted	$(0.48)	$(1.29)	$(1.05)	$(4.12)
Non-GAAP net loss per share, as adjusted, basic and diluted(a)	$(0.48)	$(0.34)	$(1.05)	$(0.70)

(a)Non-GAAP net loss per share, as adjusted has been computed to give effect to, as of the beginning of each period presented, (i) the shares of common stock issued in connection with our IPO and (ii) the automatic conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock that occurred upon the consummation of our IPO. The computation of Non-GAAP net loss per share, as adjusted is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands, except share and per share amounts)
Non-GAAP net loss	$(65,807)	$(40,706)	$(142,996)	$(82,555)
Non-GAAP net loss, as adjusted	$(65,807)	$(40,706)	$(142,996)	$(82,555)

Weighted-average number of shares outstanding used to compute net loss per share, basic and diluted	136,507,177	31,599,497	136,002,344	20,035,476
Add: unweighted adjustment for common stock issued in connection with IPO	—	24,437,500	—	24,437,500
Add: unweighted adjustment for conversion of redeemable convertible preferred stock in connection with IPO	—	85,533,394	—	85,533,394
Less: Adjustment for the impact of the above items already included in weighted-average number of shares outstanding for the periods presented	—	(22,960,956)	—	(11,480,478)
Weighted-average number of shares outstanding used to compute net loss per share, as adjusted, basic and diluted	136,507,177	118,609,435	136,002,344	118,525,892

Non-GAAP net loss per share, as adjusted, basic and diluted	$(0.48)	$(0.34)	$(1.05)	$(0.70)

Financial Outlook

For the full year 2021, we continue to expect triple digit year-over-year growth in ecommerce unit sales and more than 200% year-over-year growth in aggregate gross profit. For the third quarter 2021, we expect the following results:

•Ecommerce unit sales of 20,000 to 20,500, implying year over year growth of 130% at the mid-point of the guidance range.

•Average ecommerce selling price per unit of $32,000 to $33,000 and average ecommerce gross profit per unit of $2,350 to $2,450.

•Wholesale unit sales of 9,500 to 10,500, average selling price per unit of $12,000 to $13,000 and average gross profit per unit of $50 to $100.

•TDA unit sales of 1,550 to 1,650, average selling price per unit of $32,000 to $33,000 and average gross profit per unit of $1,650 to $1,750.

•Total revenue of $858 to $891 million.

•Total gross profit of $51 to $56 million.

•EBITDA* of $(100) to $(92) million.

•Stock-based compensation expense of $6.6 million.

•Net loss per share of $(0.78) to $(0.73).

*A reconciliation of non-GAAP guidance measures to corresponding GAAP measures for our third quarter 2021 Financial Outlook is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, these costs and expenses that may be incurred in the future. We have provided a reconciliation of GAAP to non-GAAP financial measures for the second quarter 2021 in the reconciliation table in the Non-GAAP Financial Measures section above.

We expect the following number of GAAP weighted average shares outstanding for the third quarter and the full year 2021:

	Quarter	YTD
2021	136,717,347	136,359,846

These estimates exclude any shares potentially issuable under stock-based compensation plans.

The foregoing estimates are forward-looking statements that reflect the Company’s expectations as of August 11, 2021 and are subject to substantial uncertainty. See “Forward-Looking Statements” below.

Conference Call & Webcast Information

Vroom management will discuss these results and other information regarding the Company during a conference call and audio webcast Wednesday, August 11, 2021 at 5:00 p.m. ET.

The conference call can be accessed via telephone by dialing 1-833-519-1297 (or 914-800-3868 for international access) and entering the conference ID 1597432. A live audio webcast will also be available at ir.vroom.com. An archived webcast of the conference call will be accessible on the website within 48 hours of its completion.

About Vroom (NASDAQ: VRM)

Vroom is an innovative, end-to-end ecommerce platform that offers a better way to buy and a better way to sell used vehicles. The Company’s scalable, data-driven technology brings all phases of the vehicle buying and selling process to consumers wherever they are and offers an extensive selection of vehicles, transparent pricing, competitive financing, and contact-free, at-home pick-up and delivery. For more information visit www.vroom.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our expectations regarding our business strategy and plans, including our ability to scale our business, grow inventory, expand reconditioning capacity, invest in logistics and improve our end-to-end customer experience, and for future results of operations and financial position, including our ability to improve our unit economics and our outlook for the third quarter ended September 30, 2021 and the year ended December 31, 2021. These statements are based on management’s current assumptions and are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  For factors that could cause actual results to differ materially from the forward-looking statements in this press release, please see the risks and uncertainties identified under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020, as updated by our Quarterly report on Form 10-Q for the quarter ended June 30, 2021, each of which is available on our Investor Relations website at  ir.vroom.com and on the SEC website at www.sec.gov. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

Investor Relations:

Vroom

Allen Miller

investors@vroom.com

Media Contact:

Moxie Communications Group

Alyssa Galella

vroom@moxiegrouppr.com

(562) 294-6261

VROOM, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(unaudited)

	As of	As of
	June 30,	December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$1,463,573	$1,056,213
Restricted cash	37,116	33,826
Accounts receivable, net of allowance of $3,304 and $2,803, respectively	100,491	60,576
Inventory	519,966	423,647
Prepaid expenses and other current assets	49,984	23,617
Total current assets	2,171,130	1,597,879
Property and equipment, net	21,397	15,092
Intangible assets, net	31,318	34
Goodwill	159,306	78,172
Operating lease right-of-use assets	17,679	17,137
Other assets	19,809	15,742
Total assets	$2,420,639	$1,724,056
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$69,813	$32,925
Accrued expenses	86,328	59,405
Vehicle floorplan	363,614	329,231
Deferred revenue	41,648	24,822
Operating lease liabilities, current	6,612	6,052
Other current liabilities	90,986	30,275
Total current liabilities	659,001	482,710
Convertible senior notes	608,960	—
Operating lease liabilities, excluding current portion	12,348	12,093
Other long-term liabilities	3,584	2,151
Total liabilities	1,283,893	496,954
Commitments and contingencies (Note 10)
Stockholders’ equity:
Common stock, $0.001 par value; 500,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 136,717,347 and 134,043,969 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	134	132
Additional paid-in-capital	2,057,479	2,004,841
Accumulated deficit	(920,867)	(777,871)
Total stockholders’ equity	1,136,746	1,227,102
Total liabilities and stockholders’ equity	$2,420,639	$1,724,056

VROOM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Retail vehicle, net	$608,116	$196,150	$1,062,439	$504,862
Wholesale vehicle	128,108	50,921	246,132	106,497
Product, net	22,306	5,736	37,878	16,780
Other	3,360	286	6,559	726
Total revenue	761,890	253,093	1,353,008	628,865
Cost of sales	698,762	245,486	1,253,704	602,871
Total gross profit	63,128	7,607	99,304	25,994
Selling, general and administrative expenses	123,898	47,911	232,764	106,291
Depreciation and amortization	3,058	1,083	5,900	2,049
Loss from operations	(63,828)	(41,387)	(139,360)	(82,346)
Interest expense	3,880	1,297	7,692	4,123
Interest income	(2,062)	(715)	(4,358)	(2,671)
Revaluation of preferred stock warrant	—	21,260	—	20,470
Other income, net	(33)	(53)	(48)	(86)
Loss before provision for income taxes	(65,613)	(63,176)	(142,646)	(104,182)
Provision for income taxes	194	52	350	105
Net loss	$(65,807)	$(63,228)	$(142,996)	$(104,287)
Net loss per share attributable to common stockholders, basic and diluted	$(0.48)	$(2.00)	$(1.05)	$(5.21)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	136,507,177	31,599,497	136,002,344	20,035,476

VROOM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2021	2020
Operating activities
Net loss	$(142,996)	$(104,287)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	6,028	2,059
Amortization of debt issuance costs	698	375
Stock-based compensation expense	8,212	4,700
Provision to record inventory at lower of cost or net realizable value	3,093	(1,564)
Revaluation of preferred stock warrant	—	20,470
Other	2,818	632
Changes in operating assets and liabilities:
Accounts receivable	(41,393)	14,863
Inventory	(99,412)	66,247
Prepaid expenses and other current assets	(26,669)	(7,909)
Other assets	(3,948)	(1,285)
Accounts payable	36,507	919
Accrued expenses	26,306	4,714
Deferred revenue	16,788	(1,835)
Other liabilities	62,117	1,905
Net cash (used in) provided by operating activities	(151,851)	4
Investing activities
Purchase of property and equipment	(8,943)	(3,128)
Acquisition of business, net of cash acquired	(76,145)	—
Net cash used in investing activities	(85,088)	(3,128)
Financing activities
Proceeds from vehicle floorplan	1,070,110	465,663
Repayments of vehicle floorplan	(1,035,727)	(529,341)
Payment of vehicle floorplan upfront commitment fees	—	(1,125)
Proceeds from issuance of convertible senior notes	625,000	—
Issuance costs paid for convertible senior notes	(16,175)	—
Proceeds from the issuance of redeemable convertible preferred stock, net	—	21,694
Repurchase of common stock	—	(1,818)
Common stock shares withheld to satisfy employee tax withholding obligations	—	(878)
Proceeds from the issuance of common stock in connection with IPO, net of underwriting discount	—	504,023
Payments of costs related to IPO	—	(1,740)
Proceeds from exercise of stock options	4,381	13
Other financing activities	—	(66)
Net cash provided by financing activities	647,589	456,425
Net increase in cash, cash equivalents and restricted cash	410,650	453,301
Cash, cash equivalents and restricted cash at the beginning of period	1,090,039	219,587
Cash, cash equivalents and restricted cash at the end of period	$1,500,689	$672,888